Ex No. 99.1

China Mineral Acquisition Corp. (CMAQ.OB) Announces Abandonment of Proposal to Allow More Time to Complete its Proposed Acquisition of Sunwing Energy Ltd.

NEW YORK, August 28, 2006 (BUSINESS WIRE) -- China Mineral Acquisition Corporation (OTCBB: CMAQ, CMAQU,CMAQW) announced today that its Board of Directors has determined to abandon the proposed amendment of the Company's certificate of incorporation to allow extension of the date before which the Company must complete a business combination, to avoid being required to liquidate, from August 30, 2006 to March 31, 2007.

As a result, the Company will abandon its efforts to complete its proposed acquisition of Sunwing Energy, Ltd., the Chinese oil and gas exploration and production subsidiary of Ivanhoe Energy Inc., and return its net assets to holders of its common shares issued in its initial public offering.

At the Company’s special meeting scheduled for today, votes against all three extension proposals by holders of shares issued in the Company’s initial public offering were 1,928,288, or 92.1 percent of those Public Shares voting and 48.2 percent of all outstanding Public Shares. Votes in favor of proposals one and two were 113,575, and in favor of proposal three were 166,575. A total of 2,031,588 Public Shares (97 percent of those voting and 50.8 percent of those outstanding) were voted against and 36,275 in favor of proposal four. Out of the 4,000,000 outstanding Public Shares, 2,094,863 votes, or 52.4 percent, were cast. The above totals do not include the votes of China Mineral’s pre-IPO shareholders, who, as previously announced, agreed to vote in accordance with the vote of the majority of China Mineral’s Public Shareholders on the proposals.

Mr. Daniel Kunz, China Mineral’s Chairman, said, “In light of the substantial sentiment of Public Shareholders not to extend the date before which the Company must complete a business combination, the Board determined, as we stated in our proxy material, that it is in our shareholders’ best interest to abandon the proposed charter amendment and return our public shareholders’ investments to them as provided in our charter and public filings. We have begun that process, and expect it to be completed expeditiously in accordance with Delaware law. The Board thanks our shareholders for the confidence they have expressed in what we have tried to achieve.”

About China Mineral: Based in New York City, China Mineral was incorporated in March 2004 as a “blank check” company to identify and acquire an operating business having operations in the People's Republic of China. China Mineral raised approximately US$21.3 million (net) in an August 2004 initial public offering of four million units at US$6.00 per unit, each consisting of one share of common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. Approximately US$20.4 million of the IPO proceeds was placed in a trust account maintained by an independent trustee, which, together with interest, will be returned to the Company’s Public Shareholders. No payments will be made in respect of China Mineral’s outstanding warrants or in respect of shares held by the Company’s pre-IPO shareholders.

Information contact:

China Mineral Acquisition Corporation
Dixon Chen, 1-848-391-8799